Exhibit 10.1

October 10, 2019

Paul S. Lalljie

Paul, we appreciate the time you have spent with us during the interview process, and we are excited about you becoming the next Chief Financial Officer of 2U, Inc. (“2U” or the “Company”). This offer letter (this “Letter”) contains the terms of your offer of employment with 2U and any termination arrangements thereafter.

You will serve as the Chief Financial Officer of the Company, starting on October 14, 2019 (your “Start Date”). In this position, you will report directly to Christopher “Chip” Paucek, Co-founder and CEO. Your primary office location is located in 2U’s office in Lanham, Maryland.

Base Salary

Your regular annual base salary will be $515,000 USD, subject to annual review for increase (but not decrease) by the Compensation Committee (as defined below). Your base salary will be paid semi-monthly in accordance with 2U’s standard payroll practices and subject to all deductions and withholdings required by law. Your position is a full-time position and is classified as “exempt” for wage and hour purposes.

Signing Bonus

You will receive a signing bonus of $250,000 (subject to all deductions and withholdings required by law) in the first pay period after your Start Date (the “Signing Bonus”); provided that you agree to repay a pro rata portion of the Signing Bonus if, prior to six (6) month anniversary of your Start Date, you terminate your employment without Good Reason (as defined in the Restrictive Covenant Agreement) or are terminated by the Company for Cause (as defined in the Restrictive Covenant Agreement).

Annual Bonus

For each calendar year during your employment, you will be eligible to receive an annual bonus (the “Annual Bonus”) with a target amount equal to 100% of your annual base salary during that calendar year (or portion thereof during which you were employed) (the “Target Bonus”). The exact percentage of the Annual Bonus, and whether it is earned, will be determined in accordance with the 2U bonus plan in effect for executive officers of 2U for the applicable calendar year, as determined by the compensation committee of 2U’s Board of Directors (the “Compensation Committee”). You will first be eligible for the Annual Bonus beginning with the 2019 calendar year (which bonus payment will be pro-rated based on the period of 2019 during which you are employed by 2U from and after the Start Date and, to the extent earned in accordance with the applicable 2U bonus plan, will be made in the first quarter of 2020). Please note that, the Annual Bonus is not guaranteed and will only be paid according to the terms of the bonus plan for the applicable calendar year.

One-Time RSU Award

Subject to approval of the Compensation Committee, you will be granted a one-time equity award in the form of a number of restricted stock units equal to $3,000,000 divided by the Fair Market Value (as defined in the Company’s Amended and Restated 2014 Equity Incentive Plan (the “Plan”)) on the date of grant (the “One-Time RSU Award”). The One-Time RSU Award shall be made on or as soon as practicable following the Start Date and will vest over three years, with 33.33% of the One-Time RSU Award vesting on each of the first, second and third anniversaries of October 1, 2019. If you terminate your employment with Good Reason or are terminated by the Company without Cause (excluding terminations due to death or mental or physical disability) while any portion of the One-Time RSU Award remains unvested, and provided that as a result of such termination you become entitled to receive the severance payments and benefits set forth in the Restrictive Covenant Agreement in accordance with the terms and conditions thereof (including, without limitation, the requirement to timely execute, deliver and not revoke the Separation and Release (as defined in the Restrictive Covenant Agreement)), the then outstanding unvested portion of the One-Time RSU Award will become fully vested as of the date of such termination.

Annual Equity Award

During your employment with 2U, you will be eligible to participate in all long-term cash and equity incentive plans and programs generally applicable to other executive officers of the Company as in effect from time to time, subject to the terms and conditions of such plans and programs. For each calendar year during your employment with 2U beginning with calendar year 2020, subject to the annual approval of the Compensation Committee, your annual equity award will have a target value of $2,500,000 and will be granted in such form(s) and with a vesting schedule and other terms and conditions (excluding number of covered shares and performance criteria) consistent with those applicable generally to grants to other executive officers.

For calendar year 2019, in addition to the One-Time RSU Award, subject to approval of the Compensation Committee, you will be granted the following annual restricted stock unit award (the “2019 RSU Award”) and performance restricted stock unit award (the “2019 PRSU Award”, and together with the 2019 RSU Award, the “2019 Annual RSU Award”).

i.	2019 RSU Award. A number of restricted stock units equal to $1,000,000 divided by the Fair Market Value on the date of grant. The 2019 RSU Award will vest over three years, with 33.33% of the 2019 RSU Award vesting in equal installments on each of October 1, 2020, October 1, 2021 and October 1, 2022.

ii.	2019 PRSU Award. A target number of performance restricted stock units equal to $1,000,000 divided by the Fair Market Value on the date of grant. The 2019 PRSU Award will become eligible to vest based on the attainment of performance goals over three years, with 33.33% of the target number of shares subject to the 2019 PRSU Award eligible to vest in equal installments on each of October 1, 2020, October 1, 2021 and October 1, 2022.

The 2019 Annual RSU Award shall be made on or as soon as practicable following the Start Date.

The equity awards described in this Letter shall be made pursuant and subject to the Plan and standard form award agreements generally provided to other executive officers of the Company, to the extent applicable, all of which you will be required to electronically accept as a condition of receiving the applicable equity award.

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Severance and Non-Competition

The validity of this Letter is contingent upon your concurrent execution of the Employee Intellectual Property, Non-Competition, and Non-Solicitation Agreement in the form attached as Exhibit A (the “Restrictive Covenant Agreement”), which contains a twelve (12) month non-competition period following your termination of employment with 2U for any reason. You will also be eligible for severance benefits pursuant to the terms and conditions contained in the Restrictive Covenant Agreement. Notwithstanding anything in this Letter to the contrary, except as expressly provided in the Restrictive Covenant Agreement or required by applicable law, your right to any compensation or benefits from 2U or its subsidiaries will cease upon the termination of your employment for any reason. Upon termination of your employment for any reason, you will be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its subsidiaries.

Outside Activities

You shall devote substantially all of your working time and efforts to the business and affairs of the Company (which shall include service to its affiliates, if applicable) and shall not engage in outside business activities. Notwithstanding the foregoing, we recognize that you desire to serve as a board member of one or more for-profit businesses unrelated to 2U concurrent with your 2U employment. Subject to prior notice to and approval by the Chief Executive Officer of 2U (such approval not to be unreasonably withheld, conditioned or delayed), you will be permitted to join up to two (2) outside boards of for-profit businesses, subject to compliance with the Restrictive Covenant Agreement and provided that such board service (a) does not materially interfere with the performance of your duties and responsibilities to 2U and (b) does not create a conflict of interest.

You agree to observe and comply in all material respects with the written rules and policies of the Company as adopted or amended by the Company from time to time and as delivered or made available to you in writing.

Clawback Provisions

Any amounts payable under this Letter will be subject to any Company policy (whether in existence as of your Start Date or later adopted) established by the Board and/or the Compensation Committee and applicable to all executive officers of the Company and providing for clawback or recovery of amounts that were paid to you, provided that except as otherwise required by applicable law or regulation (including the rules of any stock exchange on which the Company’s capital stock is listed), in the absence of any willful misconduct by you, (i) neither the Signing-Bonus nor One-Time RSU Award will be subject to any clawback or recovery under such policy, and (ii) no clawback or recovery of amounts triggered under any such policy will occur as a result of any required restatement of the Company’s financial statements for any period in respect of any fiscal year commencing on or before the Start Date. The Company will make any determination for clawback or recovery in accordance with such policy and in accordance with any applicable law or regulation or the applicable rules of any stock exchange on which the Company’s capital stock is listed.

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Employee Benefits

As a full-time employee of 2U, you will be eligible for benefits beginning on the first day of the full calendar month immediately following your Start Date. Additionally, you will become eligible to enroll in our employee 401(k) on your Start Date. You are entitled to unlimited paid-time off in accordance to 2U’s policy.

The following list highlights some of the benefits currently offered by 2U. Please note that each is subject to change and to its own terms and conditions as more fully described in the applicable plan/benefit documents that you will receive upon starting with 2U.

Tuition Reimbursement

Unlimited Paid-Time Off

Volunteer Time-Off (VTO) (currently 3 days per year)

Benefits: Medical, Dental, Vision

401(k) Plan with 2U match

2U will reimburse you for all reasonable and necessary business expenditures incurred and timely submitted for reimbursement by you in accordance with 2U’s policies. In addition, you will be eligible for all other fringe benefits and other benefit programs and policies that are generally provided to 2U’s executive officers, subject to the terms and conditions of such programs and policies.

Indemnification; D&O Coverage. 2U will indemnify you and hold you harmless against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys’ fees), losses, and damages resulting from your good faith performance of your duties and obligations with 2U, in any case, to the same extent the Company indemnifies its other executive officers. The Company agrees to maintain a directors’ and officers’ liability insurance policy covering you to the same extent the Company provides such coverage for its other executive officers.

At-Will Employment

Please understand your employment with 2U is “at-will”. This means that either you or 2U may terminate your employment relationship with or without Cause, and with or without notice, at any time. This Letter does not constitute a contract of employment for any specific period of time, but creates only an “employment at will” relationship.

Section 409A

The intent of the parties is that the payments provided hereunder comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), to the extent subject thereto. The Company makes no representation that any or all of the payments described in this Letter will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment.

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Withholding

The Company shall be entitled to withhold from any amounts payable under this Letter or the Restrictive Covenant Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold.

Conditions

Lastly, please note that this offer is contingent upon:

a)	Verification of your right to work in the United States, as demonstrated by your completion of the I-9 form upon hire and your submission of acceptable documentation (as noted on the I-9 form) verifying your identity and work authorization within three days of your Start Date. A copy of the I-9 Forms List of Acceptable Documents will be sent to you via SilkRoad. On your first day of employment, please bring with you the needed documentation to complete the I-9 form.
b)	Satisfactory completion of a background investigation, for which the required notice and consent forms will be sent via our third-party vendor.
c)	Your review and acknowledgment of receipt of 2U’s Employee Handbook (and any applicable state addenda).

This Letter, along with the Restrictive Covenant Agreement and the exhibits, hereto and thereto, contain our complete agreement, and supersede and prior agreements or undertakings, whether written or oral, regarding the terms and conditions of your employment. This Letter is personal to your employment with 2U and neither the Letter nor any of your rights or obligations hereunder may be assigned by you for any reason.

We look forward to changing lives while having fun with you. #NOBACKROW

Sincerely,

Christopher “Chip” Paucek

/s/ Christopher J Paucek

I accept this offer of employment with 2U and agree to the terms and conditions set forth in this Letter.

Date:	October 10, 2019	Signature:	/s/ Paul Lalljie

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Exhibit A

Restrictive Covenant Agreement

[attached]